                                                               File No. 33-61559
                                                               Rule 424(B)(5)


                    PRELIMINARY AND SUBJECT TO COMPLETION
                         ISSUE DATE: OCTOBER 13, 1995

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 1, 1995)

                                     [LOGO]

                           MERRILL LYNCH & CO., INC.

      2,000,000 RUSSELL 2000 (Registered Trademark) INDEX* CALL WARRANTS

                           EXPIRING OCTOBER   , 1998

                                --------------

  Each Russell 2000 Index Call Warrant, Expiring October   , 1998 (the
"Warrants") will entitle the beneficial owner thereof to receive from Merrill Lynch & Co., Inc. (the "Company") upon exercise (including automatic exercise) an amount in U.S. dollars computed by reference to increases in the Russell 2000 Index (the "Index"). Such amount (the "Cash Settlement Value") will equal the product, if positive, of $15 multiplied by the Percentage Change in the Index. The "Percentage Change" will equal (i) the Index Spot Price minus the Index Strike Price, divided by (ii) the Index Strike Price. The Cash Settlement Value cannot be less than zero. The Index Strike Price will equal the closing value of the Index on the date the Warrants are priced for initial offering to the public and the Index Spot Price will be determined upon exercise as more fully described herein.

  The Warrants will be exercisable at the option of the beneficial owner from the date of the initial delivery of the Warrants until 1:00 p.m., New York City time, on the second New York Business Day (as defined herein) immediately
preceding the earlier of their expiration on October   , 1998 (the "Expiration
Date"), cancellation, or the date of their earlier expiration upon delisting from, or permanent suspension of trading on, the American Stock Exchange (the "AMEX") unless the Warrants are simultaneously accepted for trading pursuant to the rules of another Self-Regulatory Organization (as defined herein). Any Warrant not exercised at or before 1:00 p.m., New York City time, on the second New York Business Day immediately preceding the Expiration Date or the date of their earlier expiration will be deemed automatically exercised on the first New York Business Day preceding the Expiration Date or, in the case of early expiration, on the New York Business Day immediately preceding the Early Expiration Date (as defined herein). A beneficial owner may exercise no fewer than 100 Warrants at any one time, except in the case of automatic exercise. The valuation of and payment for any exercised Warrant (including automatic exercise) may be postponed as a result of the occurrence of certain events. See "Description of the Warrants". The Warrants will be in book-entry form and, accordingly, no beneficial owner of Warrants will be entitled to receive a certificate representing such Warrants.

  THE WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISK OF EXPIRING WORTHLESS. INVESTORS THEREFORE SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS, AND ARE ADVISED TO CAREFULLY CONSIDER THE INFORMATION UNDER "RISK FACTORS" ON PAGES S-9 TO S-13, "DESCRIPTION OF THE WARRANTS", "DESCRIPTION OF THE WARRANTS--DELISTING OF THE WARRANTS", "THE INDEX" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS CONCERNING THE WARRANTS".

  Prior to issuance, the Warrants will have been approved for listing on the AMEX under the symbol "RIM.WS", subject to official notice of issuance.

                                --------------

THESE  WARRANTS HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          PRICE TO   UNDERWRITING  PROCEEDS TO
                                         PUBLIC(1)   DISCOUNT(1)  THE COMPANY(2)
--------------------------------------------------------------------------------
Per Warrant............................    $            $             $
--------------------------------------------------------------------------------
Total Warrants......................... $             $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The "Price to Public" and "Underwriting Discount" for any single
    transaction to purchase 150,000 Warrants or more will be $          per
    Warrant and $    , respectively.
(2) Before deducting expenses payable by the Company.

                                --------------

  The Warrants are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, subject to certain other conditions. The Underwriter reserves the right to reject orders in whole or in part. It is expected that delivery of the Warrants will be made on or about
October   , 1995.

  This Prospectus Supplement and related Prospectus may be used by the Underwriter in connection with offers and sales related to market-making transactions in the Warrants. The Underwriter may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

                                --------------

                              MERRILL LYNCH & CO.

                                --------------

          The date of this Prospectus Supplement is October   , 1995.
  *The use of, and reference to, the term "Russell 2000 Index" herein has been consented to by Frank Russell Company.

  IN CONNECTION WITH THE OFFERING OF THE WARRANTS, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus Supplement or Prospectus.

                         PROSPECTUS SUPPLEMENT SUMMARY

 The information below is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement and in the Prospectus.

                                  THE OFFERING

Warrants Offered..............  2,000,000 Russell 2000 Index Call Warrants,
                                Expiring October   , 1998 (the "Warrants").

Cash Settlement Value.........  Each Warrant will entitle the beneficial owner thereof to receive from the Company the cash value ("Cash Settlement Value") in U.S. dollars of the following amount, if positive:

                                            Percentage Change x $15

Percentage Change.............  The Percentage Change will equal the following amount:

                                      Index Spot Price-Index Strike Price
                                      -----------------------------------
                                               Index Strike Price

Closing Index Value...........  For any Index Calculation Day, the closing value in New York of the Index on such date.

Index Spot Price..............  The Closing Index Value on the Valuation Date
                                relating to an Exercise Date.

Index Strike Price............  The Closing Index Value on the date the
                                Warrants are priced by the Company for initial offering to the public.

Index.........................  The Russell 2000 Index (the "Index") is a
                                market capitalization-weighted stock index designed, calculated, published and presently disseminated by Frank Russell Company ("FRC"). The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. FRC commenced publication of the Index on January 1, 1987.

                                The Index is being used by the Company with the consent of FRC. The Index measures the aggregate market value of 2000 selected stocks of corporations domiciled in the U.S. and its territories and trading on the NYSE, AMEX or the over-the-counter market.

                                As of May 31, 1995, the total capitalization of each of the component stocks of the Index ranged from approximately U.S. $746.4 million to U.S. $103.9 million, with the median being U.S. $231.9 million.

                                Stocks that constitute the Index may be changed or substituted by FRC based on certain criteria. See "The Index" herein. FRC is under no obligation to continue the calculation and the dissemination of the Index. If FRC or any third party discontinues publication of the Index or any Successor Index, Merrill Lynch, Pierce, Fenner & Smith Incorporated

                                ("MLPF&S"), as Calculation Agent, shall
                                determine for the remaining term of the
                                Warrants the applicable Cash Settlement Value based on the formula and method used in calculating the Index in effect on the date the Index or any Successor Index was last published. See "Risk Factors" herein.

Index Symbol on reporting
 services operated by
 Bloomberg, L.P...............
                                RTY

Warrant Agent.................  Citibank, N.A.

Calculation Agent.............  Merrill Lynch, Pierce, Fenner & Smith
                                Incorporated

Exercise of Warrants..........  Warrants will be exercisable at the option of the beneficial owner from the date of the
                                initial delivery of the Warrants until 1:00
                                p.m., New York City time, on the second New
                                York Business Day, as hereinafter defined,
                                immediately preceding their expiration (whether
                                on October   , 1998 or on the date of earlier
                                expiration). See "Description of the Warrants-- Exercise and Settlement of Warrants". The Warrants are also subject to automatic exercise in the event they cease to be traded pursuant to the rules of a Self-Regulatory Organization, as described under "Description of the Warrants--Automatic Exercise" and cancellation if the Calculation Agent determines that an Extraordinary Event has occurred and is continuing as described under "Description of the Warrants--Extraordinary Events and Market Disruption Events". Any Warrant not exercised at or before 1:00 p.m., New York City time, on the second New York Business Day immediately preceding the Expiration Date or the date of their earlier expiration will be deemed automatically exercised on the first New York Business Day immediately preceding the Expiration Date or, in the case of early expiration, on the New York Business Day immediately preceding the Early Expiration Date.

                                A beneficial owner may exercise no fewer than 100 Warrants at any one time, except in the case of automatic exercise. See "Description of the Warrants--Minimum Exercise Amount". All exercises of Warrants (other than on the Expiration Date or an Early Expiration Date) are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date, other than automatic exercise. See "Description of the Warrants--Maximum Exercise Amount" herein.

Form..........................  The Warrants will be in book-entry form and, accordingly, no beneficial owner of Warrants will be entitled to receive a certificate representing such Warrants. See "Description of the Warrants--Book-Entry Procedures and Settlement".

Determination of Cash
 Settlement Value of
 Warrants.....................
                                The Cash Settlement Value of a Warrant will be determined on the Valuation Date relating to the Exercise Date for such Warrant. Except in the case of automatic exercise, the "Exercise Date" will be (i) the New York Business Day on which the Warrant Agent receives irrevocable notice of exercise and delivery of the Warrants in book-entry form if such notice and Warrants are received by 1:00 p.m., New York City time, or (ii) the first New York Business Day following the day such notice is received and Warrants are delivered if such notice and Warrants are received after 1:00 p.m., New York City time. In the case of automatic exercise, the "Exercise Date" will be the first New York Business Day immediately preceding the Expiration Date, or, in the case of automatic exercise upon early expiration, the New York Business Day immediately preceding the Early Expiration Date. The "Valuation Date" with respect to the exercise of a Warrant will be the relevant Exercise Date, subject to postponement upon the occurrence of a Market Disruption Event or an Extraordinary Event. As used herein, "Index Calculation Day" means any day on which the New York Stock Exchange (the "NYSE") is open for trading and the Index or a Successor Index, if any, is calculated and published. See "Description of the Warrants-- Exercise and Settlement of Warrants". If the Company determines that an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Company to continue, the Company may immediately cancel the Warrants and each Warrant shall be exercised on the date of such cancellation, and the Holder of each such Warrant will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount determined by the Calculation Agent. See "Description of the Warrants--Extraordinary Events and Market Disruption Events".

Listing.......................  Prior to issuance, the Warrants will have been approved for listing on the American Stock
                                Exchange under the symbol "RIM.WS", subject to official notice of issuance.

Certain Risk Factors..........  The Warrants involve a high degree of risk, including the risk of expiring worthless. If a Warrant is not exercised, and at expiration the Index Spot Price is less than the Index Strike Price, the Warrant will expire worthless. INVESTORS THEREFORE SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS.

                                In general, the stocks comprising the Index have smaller market capitalizations, less trading liquidity and greater price volatility than stocks in other larger capitalization indexes which are designed to measure the broad movement of the U.S. stock market. These factors may adversely affect the value of the Index and the Warrants.

                                The stocks underlying the Index are traded on the NYSE, AMEX and in the over-the-counter market. Certain of these markets have adopted measures intended to prevent extreme short-term price fluctuations resulting from order imbalances. As a result, variations in the Index may be limited by price limitations on, or by suspension of trading in, individual stocks which comprise the Index which may, in turn, adversely affect the value of the Warrants or result in a Market Disruption Event. See "Description of the Warrants-- Extraordinary Events and Market Disruption Events".

                                It is not possible to predict the price at which the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, which may result in a decrease in the liquidity of the Warrants. The trading value of a Warrant is expected to be dependent upon a number of complex interrelated factors, including the value of the Index, the volatility of the Index, the time remaining to the expiration of the Warrants, the dividend rates on the stocks underlying the Index and interest rates in the United States.

                                All exercises of Warrants (other than on automatic exercise) are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date. Thus, beneficial owners of Warrants may under certain circumstances be prevented from exercising all of their Warrants on a single Exercise Date. See "Description of the Warrants--Maximum Exercise Amount". As a result of any such postponed exercise, beneficial owners will receive a Cash Settlement Value determined as of a date later than the otherwise applicable Valuation Date. In any such case, as a result of any such postponement, the Cash Settlement Value actually received by beneficial owners may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

                                Except for cases of automatic exercise, a beneficial owner must tender at least 100 Warrants at any one time in order to exercise Warrants. Thus, except in such cases, beneficial owners with fewer than 100 Warrants will need either to sell their Warrants or to purchase additional Warrants, incurring transaction costs in either case, in order to realize proceeds from their investment. At any time that a beneficial owner must purchase additional Warrants in order to have the minimum number of Warrants necessary to elect to exercise, such beneficial owner will be subject to the secondary market for Warrants at the time of any such purchase, including the risk that there may be a limited number of Warrants available in such market at such time and the other factors affecting the secondary market discussed above. Furthermore, such beneficial owners incur the risk that there may be differences between the trading value of the Warrants and the Cash Settlement Value of the Warrants.

                                In the event that the Warrants are delisted from, or permanently suspended from trading on, the American Stock Exchange (the "AMEX") and the Warrants are not simultaneously accepted for trading pursuant to the rules of another Self-Regulatory Organization that are filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, such Warrants not previously exercised will expire on the date such delisting or trading suspension becomes effective (the "Early Expiration Date") and will be deemed automatically exercised on the New York Business Day immediately preceding the Early Expiration Date. At the time of such automatic exercise, the Warrants may be out-of-the-money so that the Cash Settlement Value will equal zero.

                                There will be a time lag between the time a beneficial owner gives instructions to exercise and the time the Index Spot Price relating to such exercise is determined. The delay will, at a minimum, amount to several hours and could be much longer (e.g., an exercise notice received by the Warrant Agent after 1:00 p.m. on Friday would generally result in the Index Spot Price being determined the following Monday). See "Risk Factors" on page S-11.

                                The initial public offering price of the Warrants is in excess of the price a commercial user of options on the Index might pay for comparable options involving significantly greater notional amounts (i.e., the dollar amounts used to calculate amounts payable on options).

                                The Warrants are not standardized stock index options of the type issued by the Options Clearing Corporation (the "OCC"), a clearing agency regulated by the Securities and Exchange Commission. Purchasers of Warrants must look solely to the Company for performance of its obligations to pay the Cash Settlement Value or Alternative Settlement Amount (as defined below) upon the exercise of Warrants. Further, the market for the Warrants is not expected to be generally as liquid as the market for OCC standardized options. The OCC does issue standardized stock index options in which payments, if any, are determined based on changes in the Index.

                                The Calculation Agent is an affiliate of the Company, and, under certain circumstances, conflicts of interest may arise. See "Description of the Warrants--Cash Settlement Value".

                                Investors are advised to carefully consider the foregoing risk factors, and the risks, potential conflicts of interest and other matters discussed under "Risk Factors", "Description of the Warrants", "The Index" and "Certain United States Federal Income Tax Considerations Concerning the Warrants", prior to purchasing the Warrants.

Investors in Warrants.........  The AMEX requires that Warrants be sold only to investors with options approved accounts and that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in Warrants. It is suggested that investors considering purchasing Warrants be experienced with respect to options and option transactions and understand the risks of stock index transactions and reach an investment decision only after carefully considering the suitability of the Warrants in light of their particular circumstances and the information set forth in this Prospectus Supplement and the accompanying Prospectus. Warrants are not suitable for persons solely dependent upon a fixed income, for individual retirement plan accounts or for accounts under the Uniform Gift to Minors Act. INVESTORS SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS.

             CERTAIN IMPORTANT INFORMATION CONCERNING THE WARRANTS

  A beneficial owner will receive a cash payment upon exercise only if the Warrants have a Cash Settlement Value in excess of zero on the relevant Valuation Date. At pricing, the Cash Settlement Value of the Warrants will equal zero. The Warrants will be "in-the-money" (i.e., their Cash Settlement Value will exceed zero) on the relevant Valuation Date only if, as of such date, the value of the Index increases from the date of this Prospectus Supplement so that the Index Spot Price is above the Index Strike Price. An increase in the level of the Index from the date of this Prospectus Supplement will result in a greater Cash Settlement Value for the Warrants, and a decrease in the level of the Index from the date of this Prospectus Supplement will result in a lesser or zero Cash Settlement Value for the Warrants. If a Warrant is not exercised prior to its expiration and, on the Valuation Date with respect to its expiration, the value of the Index is less than or equal to the Index Strike Price, the Warrant will expire worthless and the beneficial owner will have sustained a total loss of the purchase price of such Warrant. Investors therefore should be prepared to sustain a total loss of the purchase price of their Warrants.

                                  RISK FACTORS

  THE WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISK OF EXPIRING WORTHLESS. INVESTORS THEREFORE SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS. IT IS SUGGESTED THAT INVESTORS CONSIDERING PURCHASING THE WARRANTS BE EXPERIENCED WITH RESPECT TO OPTIONS AND OPTION TRANSACTIONS AND UNDERSTAND THE RISKS OF STOCK INDEX TRANSACTIONS AND REACH AN INVESTMENT DECISION ONLY AFTER CAREFULLY CONSIDERING ALL OF THE RISK FACTORS SET FORTH IN THIS SECTION OF THIS PROSPECTUS SUPPLEMENT, THE SUITABILITY OF THE WARRANTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ALL THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS.

  Underlying Stocks. The underlying stocks that constitute the Index (the "Underlying Stocks") have been issued by corporations domiciled in the U.S. and its territories and traded on the NYSE, AMEX or in the over-the-counter market. If a Successor Index is substituted for the Index, such Successor Index would also be based upon stocks issued by corporations domiciled in the U.S. and its territories and traded on the NYSE, AMEX or in the over-the-counter market. Investments in securities indexed to the value of small capitalization companies involve certain risks. In general, the stocks comprising the Index have smaller market capitalizations, less trading liquidity and greater price volatility than stocks in other larger capitalization indexes which are designed to measure the broad movement of the U.S. stock market. These factors may adversely affect the value of the Index and the Warrants.

  The Underlying Stocks are traded on the NYSE, AMEX and in the over-the-counter market. Certain of these markets have adopted measures intended to prevent extreme short-term price fluctuations resulting from order imbalances. Investors should also be aware that certain of these markets may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Index may be limited by price limitations on, or by suspension of trading in, individual stocks which comprise the Index which may, in turn, adversely affect the value of the Warrants or result in a Market Disruption Event. See "Description of the Warrants--Extraordinary Events and Market Disruption Events".

  Offering Price of Warrants. The initial public offering price of the Warrants is in excess of the price a commercial user of, or dealer in, options on the Index might pay for comparable options involving significantly larger amounts.

  Exercise of Warrants. A beneficial owner may incur transaction costs in connection with any exercise of Warrants. To the extent Warrants are exercised, including Warrants exercised by the Underwriter or any of its affiliates, the number of Warrants outstanding will decrease, which may result in a decrease in the liquidity of the Warrants.

  Certain Factors Affecting the Value of the Warrants. The Cash Settlement Value of the Warrants at any time prior to expiration is typically expected to be less than the Warrants' trading value at that time. The difference between the trading value and the Cash Settlement Value will reflect a number of factors, including a "time value" for the Warrants. The "time value" of the Warrants will depend upon the length of the period remaining to expiration, among other factors. The expiration date of the Warrants will be accelerated should the Warrants be delisted or should their trading on the AMEX be suspended permanently unless the Warrants simultaneously are accepted for trading pursuant to the rules of another self-regulatory organization (a "Self-Regulatory Organization"). Any such acceleration would result in the total loss of any otherwise remaining "time value", and could occur when the Warrants are out-of-the-money, thus resulting in total loss of the purchase price of the Warrants. See "Description of the Warrants--Delisting of the Warrants". Before exercising or selling Warrants, beneficial owners should carefully consider the trading value of the Warrants, the value of the Index at the time, the time remaining to expiration and the probable range of Cash Settlement Values and any related transaction costs.

  There can be no assurance as to how the Warrants will trade in the secondary market or whether such market will be liquid. The trading value of a Warrant is expected to be dependent upon a number of complex interrelated factors, including those listed below. The expected theoretical effect on the trading value of a Warrant of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

    (1) The Index. If the value of the Index increases, the trading value of a Warrant is expected to increase. If the value of the Index decreases, the trading value of a Warrant is expected to decrease. It is possible that the trading value of a Warrant may decline even if there is an increase in the value of the Index.

    (2) The volatility of the Index. If the volatility of the Index increases, the trading value of a Warrant is expected to increase. If such volatility decreases, the trading value of a Warrant is expected to decrease.

    (3) The time remaining to the Expiration Date of the Warrants. An index warrant is a "wasting asset", meaning that as the time remaining to the Expiration Date decreases, the trading value of a Warrant is expected to decrease.

    (4) Interest rates in the United States. In general, if U.S. interest rates increase, the trading value of the Warrants is expected to increase. If U.S. interest rates decrease, the trading value of the Warrants is expected to decrease.

    (5) Dividend rates. If dividend rates on the common stocks underlying the Index increase, the trading value of a Warrant is expected to decrease. If dividend rates on the common stocks underlying the Index decrease, the trading value of a Warrant is expected to increase. Changes in the dividend rates on the common stocks underlying the Index may affect the value of the Index and therefore the value of the Warrants as described above.

As noted above, these hypothetical scenarios are based on the assumption that all other factors are held constant. In reality, it is unlikely that only one factor would change in isolation, because changes in one factor usually cause, or result from, changes in others.

  Minimum Exercise Amount. Except for cases of automatic exercise, a beneficial owner must tender at least 100 Warrants at any one time in order to exercise Warrants. Thus, except in cases of automatic exercise, beneficial owners with fewer than 100 Warrants will need either to sell their Warrants or to purchase additional Warrants, incurring transaction costs in either case, in order to realize proceeds from their investment. At any time that a beneficial owner must purchase additional Warrants in order to have the minimum number of Warrants necessary to elect to exercise, such beneficial owner will be subject to the secondary market for Warrants at the time of any such purchase, including the risk that there may be a limited number of Warrants available in such market at such time and the other factors affecting the secondary market discussed above. Furthermore, such beneficial owners incur the risk that there may be differences between the trading value of the Warrants and the Cash Settlement Value of such Warrants.

  Maximum Exercise Amount. All exercises of Warrants (other than on automatic exercise) are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date. If any New York Business Day would otherwise, under the terms of the Warrant Agreement, be the Exercise Date in respect to more than 20% of the Warrants originally issued, then at the Company's election 20% of the Warrants originally issued (provided, however, that no more than 10% of the Warrants originally issued shall be exercised for the account of any beneficial owner) shall be exercised on such Exercise Date (selected by the Warrant Agent on a pro rata basis, but if, as a result of such pro rata selection, any beneficial owner of Warrants would be deemed to have exercised less than 100 Warrants, as the case may be, the Warrant Agent shall first select an additional amount of such beneficial owner's Warrants so that no beneficial owner shall be deemed to have exercised fewer than 100 Warrants), and the remainder of such Warrants (the "Remaining Warrants") shall be deemed exercised on the following New York Business Day subject to successive applications of this provision; provided that any Remaining Warrants which were exercised on a prior Exercise Date shall be deemed exercised before any other Warrants exercised on a subsequent Exercise Date. As a result of any such postponed exercise, beneficial owners will receive a Cash Settlement Value determined as of a date later than the otherwise applicable Valuation Date. In any such case, as a result of any such postponement, the Cash Settlement Value actually received by beneficial owners may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

  Time Lag After Exercise Instructions Given. In the case of any exercise of Warrants, there will be a time lag between the time a beneficial owner gives instructions to exercise and the time the Index Spot Price relating to such exercise is determined. Therefore, a beneficial owner will not be able to determine, at the time of exercise of a Warrant, the Index Spot Price that will be used in calculating the Cash Settlement Value of such Warrant (and will thus be unable to determine such Cash Settlement Value). The delay will, at a minimum, amount to several hours and could be much longer (e.g., an exercise notice received by the Warrant Agent after 1:00 p.m. Friday would generally result in the Index Spot Price being determined the following Monday). Any downward movement in the level of the Index between the time a beneficial owner of a Warrant exercises a Warrant and the time the Index Spot Price for such exercise is determined will result in such beneficial owner receiving a Cash Settlement Value that is less than the Cash Settlement Value anticipated by such beneficial owner based on the closing level of the Index most recently reported prior to exercise. A beneficial owner that has not exercised a Warrant prior to the second New York Business Day preceding the Expiration Date will, pursuant to the provision for automatic exercise, have the Index Spot Price with respect to such Warrant determined on the Index Calculation Day following the deemed exercise day. The value of the Index may change significantly during any such period, and such movements could adversely affect the Cash Settlement Value of the Warrants being exercised.

  Further delay may occur if a Market Disruption Event or Extraordinary Event has occurred, in which case the Cash Settlement Value in respect of exercised Warrants will be calculated as of the next succeeding Index Calculation Day on which there is no Market Disruption Event or Extraordinary Event. If the Calculation Agent determines that on a Valuation Date a Market Disruption Event or Extraordinary Event has occurred, the Valuation Date shall be postponed to the first succeeding Index Calculation Day on which no Market Disruption Event or Extraordinary Event occurs; provided that, if the Valuation Date has not occurred on or prior to the fifth Index Business Day following an Exercise Date because of Market Disruption Events, such fifth Index Business Day shall be the Valuation Date regardless of whether a Market Disruption Event has occurred on such day; provided further, however, that if an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Company to continue, the Company may immediately cancel the Warrants as described below under "Description of the Warrants--Extraordinary Events and Market Disruption Events". During any period of delay due to a Market Disruption Event or Extraordinary Event, the value of the Index may change significantly, and such change may adversely affect the amount paid on any Warrants exercised during such period.

  Automatic Exercise of the Warrants upon Delisting. In the event that the Warrants are delisted from, or permanently suspended from trading on, the AMEX and the Warrants are not simultaneously accepted for trading pursuant to the rules of another Self-Regulatory Organization that are filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, such Warrants not previously exercised will expire on the date such delisting or trading suspension becomes effective and will be deemed automatically exercised on the New York Business Day immediately preceding the date of such early expiration. At the applicable Valuation Date with respect to such automatic exercise, the Warrants may be out-of-the-money so that the Cash Settlement Value would equal zero.

  Warrants Not Standardized Options Issued by the Options Clearing Corporation. The Warrants are not standardized stock index options of the type issued by the Options Clearing Corporation (the "OCC"), a clearing agency regulated by the Securities and Exchange Commission. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of Warrants must look solely to the Company for performance of its obligations to pay the Cash Settlement Value or Alternative Settlement Amount on the exercise of Warrants. Further, the market for the Warrants is not expected to be generally as liquid as the market for OCC standardized options. The OCC does issue standardized stock index options in which payments, if any, are determined based on changes in the Index.

  The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. However, given that the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including beneficial owners of the Warrants), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the Company are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

  Relationship to the Index. Options and warrants provide opportunities for investment and pose risks to investors as a result of fluctuations in the value of the underlying investment. In general, certain of the risks associated with the Warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equities or debt securities, which are traded primarily on the basis of the value of a single underlying security, the trading value of a Warrant is likely to reflect primarily the extent of the appreciation, if any, of the Index.

  The purchaser of a Warrant may lose his entire investment. This risk reflects the nature of a Warrant as an asset which tends to decline in value over time and which may, depending on the relative value of the Index, be worthless when it expires. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that a purchaser of the Warrant will lose all of his investment. This means that the purchaser of a Warrant who does not sell it in the secondary market or exercise it prior to expiration will necessarily lose his entire investment in the Warrant if it expires when the Index Spot Price is less than or equal to the Index Strike Price.

  The fact that Warrants may become valueless upon expiration means that, in order to recover and realize a return upon his investment, a purchaser of a Warrant must generally be correct about the direction, timing and magnitude of anticipated changes in the value of the Index. If the value of the Index does not increase to an extent sufficient to cover an investor's cost of a Warrant (i.e., the purchase price plus transaction costs, if any) before the Warrant expires, the investor will lose all or a part of his investment in the Warrant upon expiration.

  Suitability. The AMEX requires that Warrants be sold only to investors with options-approved accounts and that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in Warrants. It is suggested that investors considering purchasing Warrants be experienced with respect to options and option transactions and understand the risks of stock index transactions and reach an investment decision only after carefully considering, with their advisers, the suitability of the Warrants in light of their particular circumstances. Warrants are not suitable for persons solely dependent upon a fixed income, for individual retirement plan accounts or for accounts under the Uniform Gift to Minors Act. INVESTORS SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS.

  Successor Index. In the event that the Index is not published by Frank Russell Company ("FRC") but is published by another party acceptable to the Calculation Agent, then the Index Spot Price for any date thereafter will be determined based on the closing level of the Index as published by such third party. If FRC or any third party discontinues publication of the Index and publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (any such index being a "Successor Index"), then the Index Spot Price for any date thereafter will be determined by the Calculation Agent on behalf of the Company based on the closing level of the Successor Index on such date. If FRC or any third party makes a material change in the formula for, or the method of calculating, the Index or any Successor Index, the Calculation Agent shall make such calculations as may be required to determine the applicable Cash Settlement Value using the formula and method of calculating the Index or any Successor Index as in effect prior to such change or modification. If FRC and/or any third party discontinues publication of the Index and/or any Successor Index, the Calculation Agent will determine the applicable Cash Settlement Value based on the formula and method used in calculating the Index or any Successor Index as in effect on the date the Index or such Successor Index was last published.

  The Company and Its Affiliates. The Underwriter and its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management, which may influence the value of such Underlying Stocks and therefore the value of the Warrants. The Underwriter and its affiliates will also be the writers of the hedge of the Company's obligations under the Warrants and will be obligated to pay to the Company upon exercise of Warrants an amount equal to the value of the exercised Warrants. See "Use of Proceeds" in the Prospectus and herein. Accordingly, under certain circumstances, conflicts of interest may arise between the Underwriter's responsibilities as Calculation Agent with respect to the Warrants and its obligations under its hedge and its status as a subsidiary of the Company. Under certain circumstances, the duties of the Underwriter as Calculation Agent in determining the existence of Extraordinary Events and Market Disruption Events could conflict with the interests of the Underwriter as an affiliate of the issuer of the Warrants, Merrill Lynch & Co., Inc., and with the interests of the beneficial owners of the Warrants.

                              RECENT DEVELOPMENTS

  The following summary of consolidated financial information was derived from, and is qualified in its entirety by reference to, the financial statements, condensed financial statements, and other information and data contained in the Company's Annual Report on Form 10-K for the year ended December 30, 1994, and Quarterly Report on Form 10-Q for the period ended June 30, 1995 (the "Quarterly Report"). See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The condensed consolidated financial statements contained in the Quarterly Report are unaudited; however, in the opinion of management of the Company, all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations have been included.

  The Company conducts its business in highly volatile markets. Consequently, the Company's results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period. Thus, interim results may not necessarily be representative of the full year results of operations.

                                                            SIX MONTHS ENDED
                                                         ----------------------
                                                          JULY 1,    JUNE 30,
INCOME STATEMENT INFORMATION                                1994       1995
----------------------------                             ---------- -----------
(IN THOUSANDS, EXCEPT RATIOS)
Revenues................................................ $9,219,111 $10,788,871
Net revenues(1)......................................... $5,229,547 $ 4,969,677
Earnings before income taxes............................ $1,084,870 $   843,092
Net earnings............................................ $  623,568 $   510,071
Ratio of earnings to fixed charges(2)...................        1.3         1.1


                                                   AT DECEMBER 30, AT JUNE 30,
BALANCE SHEET INFORMATION                               1994           1995
-------------------------                          --------------- ------------
(IN THOUSANDS)
Total assets......................................  $163,749,327   $174,852,533
Long-term borrowings(3)...........................  $ 14,863,383   $ 15,703,594
Stockholders' equity..............................  $  5,817,545   $  5,883,238

--------
(1) Net revenues are revenues net of interest expense.
(2) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.
(3) To finance its diverse activities, the Company and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings significantly varies with the level of general business activity, on June 30, 1995, $753,051,000 of bank loans and $14,975,863,000 of commercial paper were outstanding. In addition, certain of the Company's subsidiaries lend securities and enter into repurchase agreements to obtain financing. At June 30, 1995, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $3,614,152,000 and $52,491,110,000, respectively. From July 1, 1995 to October 6, 1995, long-term borrowings, net of repayments and repurchases, increased by approximately $237,374,000.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1995

  Financial markets, which were particularly weak during the last half of 1994, improved during the first six months of 1995 as a result of a steadying U.S. economy, declining interest rates, and heightened investor activity. Net earnings were $227 million in the first quarter of 1995 and $283 million in the second quarter, or $510 million for the 1995 first-half. Six-month 1995 net earnings, however, were down 18% from the $624 million reported in the comparable 1994 period, which included record first quarter net earnings of $372 million. Total revenues for the first six months of 1995 were $10,789 million, up 17% over the 1994 first-half. Net revenues in the first six months of 1995 were $4,970 million, down 5% from the comparable 1994 period due primarily to lower investment banking and commission revenues. Non-interest expenses were $4,127 million, virtually unchanged from the comparable 1994 period.

  Commission revenues were $1,450 million for the first half of 1995, down 7% from the 1994 first-half, primarily as a result of lower mutual fund revenues. Mutual fund commissions were affected by lower volumes after the 1994 first quarter as most stock and bond mutual funds declined in value. Sales of mutual funds, however, increased during the 1995 second quarter as investors were more active due to strong performances in both stock and bond markets.

  Interest and dividend revenues were $6,325 million for the first half of 1995, up 40% from the comparable 1994 period. Interest expense, which includes dividend expense, increased 46% from the first half of 1994 to $5,819 million. Net interest profit declined 4% to $506 million primarily due to a more significant increase in interest-bearing liabilities relative to the increase in interest-earning assets during the period, as well as the continued flattening of the yield curve.

  Principal transactions revenues increased 5% from the first half of 1994 to $1,289 million. Taxable fixed-income trading revenues increased due, in part, to higher revenues from corporate bonds and preferred stock, high-yield bonds, and non-U.S. government and agencies securities. Trading results in mortgage-backed products were negatively affected by reduced market liquidity after the 1994 first quarter and fluctuations in interest rates, leading to a loss. Net trading results from mortgage-backed products were positive, however, when combined with related net interest income. Trading revenues in U.S. Government and agencies securities were down from record 1994 levels as lower interest rates in the current period reduced volatility. Revenues from interest rate and currency swaps increased due to slightly higher volumes in non-U.S. dollar and U.S. dollar denominated transactions. Municipal securities revenues were down from record 1994 levels as declining interest rates and discussions of possible tax law changes decreased investor demand. Equities and equity derivatives trading revenues were virtually unchanged, while foreign exchange and commodities trading revenues decreased due primarily to lower commodity trading volume.

  Investment banking revenues were $584 million, down 24% from the first half of 1994, as domestic and global industrywide underwriting volume declined 24% and 22%, respectively, compared to volumes in the 1994 first-half. Although down for the 1995 six-month period, second quarter 1995 industrywide domestic underwriting volume increased 30% from the 1995 first quarter and 16% from the 1994 second quarter as a result of declining interest rates and stronger stock and bond markets. Lower underwriting revenues were reported in equities and high-yield securities, partially offset by higher revenues from corporate debt and preferred stock issuances, particularly in the 1995 second quarter. Strategic services revenues, which include merger and acquisition fees and advisory fees, benefited from increased merger and acquisition advisory assignments in various industries.

  Asset management and portfolio service fees rose 4% from the 1994 first-half to $913 million, principally as a result of increased fees earned from mutual fund investor services and asset management activities. Other revenues decreased 17% from the 1994 first-half to $228 million, due primarily to realized investment gains in the 1994 period, compared with break-even results on sales of investments in the 1995 six-month period.

  Non-interest expenses were $4,127 million, virtually unchanged from the 1994 first-half. Compensation and benefits expense, which represented approximately 62% of non-interest expenses, decreased 3% from the 1994 first-half due primarily to lower levels of variable incentive and production-related compensation. Compensation and benefits expense as a percentage of net revenues was 51.9% in the first half of 1995, compared with 50.6% in the year-ago period.

  Occupancy costs were virtually unchanged from the 1994 first-half. Other facilities-related costs, which include communications and equipment rental expense and depreciation and amortization expense, rose 10% primarily due to increased usage of market information services, as well as higher depreciation expense from the purchase of technology-related assets over the past year.

  Advertising and market development expenses decreased 8% from the 1994 first-half primarily due to lower travel and recognition program costs. Professional fees increased 13% from the year-ago period as higher legal fees were partially offset by lower systems consulting fees. Brokerage, clearing, and exchange fees increased 2% from the 1994 first-half as a result of higher volumes, particularly in international markets. Other expenses increased 1% from the 1994 first-half and included a $26 million charge for the write-off of assets related to a technology contract in the 1995 first quarter.

  Income tax expense totaled $333 million for the first half of 1995. The effective tax rate for the first six months of 1995 was 39.5%, compared with 42.5% in the year-ago period. The decrease in the effective tax rate was primarily attributable to lower state income taxes, higher tax-exempt interest, increased deductions for dividends received, and expanded international business activities.

  The Company substantially completed the acquisition of Smith New Court PLC, a U.K.-based global securities firm, during the 1995 third quarter.

CERTAIN BALANCE SHEET INFORMATION AS OF JUNE 30, 1995


  The Company believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

  In the normal course of business, the Company underwrites, trades, and holds non-investment grade securities in connection with its investment banking, market-making, and derivative structuring activities. These activities are subject to risks related to the creditworthiness of the issuers of, and the liquidity of the market for, such securities, in addition to the usual risks associated with investing in, financing, underwriting, and trading in investment grade instruments.

  At June 30, 1995, the fair value of long and short non-investment grade trading inventories amounted to $4,036 million and $455 million, respectively, and in the aggregate (i.e. the sum of long and short trading inventories), represented 4.8% of aggregate consolidated trading inventories.

  At June 30, 1995, the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $246 million (excluding unutilized revolving lines of credit and other lending commitments of $96 million), consisting primarily of senior term and subordinated financings to 37 medium-sized corporations. At June 30, 1995, the Company had no bridge loans outstanding. Loans to highly leveraged corporations are carried at unpaid principal balances less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and consideration of economic, market, and credit conditions. Direct equity investments made in conjunction with the Company's investment and merchant banking activities aggregated $238 million at June 30, 1995, representing investments in 72 enterprises. Equity investments in privately-held companies for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. At June 30, 1995, the Company held interests in partnerships, totaling $102 million (recorded on the cost basis), that invest in highly leveraged transactions and non-investment grade securities. At June 30, 1995, the Company also committed to invest an additional $87 million in partnerships that invest in leveraged transactions.

  The Company's insurance subsidiaries hold non-investment grade securities. As a percentage of total insurance investments, non-investment grade securities were 4.8% at June 30, 1995. Non-investment grade securities of insurance subsidiaries are classified as available-for-sale and are carried at fair value.

  At June 30, 1995, the largest non-investment grade concentration consisted of government and corporate obligations of a Latin American sovereign totaling $267 million, of which $47 million represented on-balance-sheet hedges for off-balance-sheet financial instruments. No one industry sector accounted for more than 19% of total non-investment grade positions. At June 30, 1995, the Company held an aggregate carrying value of $344 million in debt and equity securities of issuers in various stages of bankruptcy proceedings or in default, of which 88% of this amount resulted from the Company's market-making activities in such securities.

                          DESCRIPTION OF THE WARRANTS

GENERAL

  An aggregate of 2,000,000 Russell 2000 Index Call Warrants, Expiring October , 1998 (the "Warrants") will be issued. The Warrants will be issued under a
Warrant Agreement (the "Warrant Agreement"), to be dated as of October   ,
1995, between the Company and Citibank, N.A., as Warrant Agent (the "Warrant Agent"). The following statements with respect to the Warrants are summaries of the detailed provisions of the Warrant Agreement, the form of which is filed as an exhibit to the Registration Statement relating to the Warrants. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

  A Warrant will not require, or entitle, a beneficial owner to sell or purchase any shares of any stock underlying the Index or any Successor Index or any other securities to or from the Company. The Company will make only a U.S. dollar cash settlement, if any, upon exercise of a Warrant. A beneficial owner will not receive any interest on any Cash Settlement Value or Alternative Settlement Amount and the Warrants will not entitle the beneficial owners thereof to any of the rights of holders of any underlying stock or other securities.

  "Holder" means the person in whose name a certificate representing a Warrant is registered in the records of the Warrant Agent, which, so long as the Warrants are held in book-entry form, will be CEDE & Co.

  The Warrants will be exercisable commencing on the date of initial delivery of the Warrants, as set forth under "Exercise of Warrants". The Warrants will
expire on October   , 1998 (the "Expiration Date") or may expire on an earlier date as described under "Automatic Exercise". Warrants not exercised at or prior to 1:00 p.m., New York City time, on the second New York Business Day immediately preceding the Expiration Date or earlier expiration will be deemed automatically exercised on the first New York Business Day preceding the Expiration Date or, in the case of early expiration, on the New York Business Day immediately preceding the Early Expiration Date. Warrants cancelled upon the occurrence and continuation of an Extraordinary Event shall be exercised as described below under "Extraordinary Events and Market Disruption Events". The term "New York Business Day", as used herein, means any day other than a Saturday or a Sunday or a day on which commercial banks in The City of New York are required or authorized by law or executive order to be closed, and "Index Business Day" means any day on which the NYSE is open for trading.

  The Warrants will be unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. However, given that the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including beneficial owners of the Warrants), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), to the Company are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

CASH SETTLEMENT VALUE

  The Cash Settlement Value of an exercised Warrant is an amount stated in U.S. dollars that results from the following formula:

                            Percentage Change x $15

  The "Percentage Change" will equal the following amount:

                      Index Spot Price-Index Strike Price
                      -----------------------------------
                               Index Strike Price

  The "Index Spot Price" relating to any Exercise Date will be determined by MLPF&S (the "Calculation Agent") and will equal the Closing Index Value on the Valuation Date relating to such Exercise Date.

  The "Index Strike Price" will equal the Closing Index Value on the date the Warrants are priced by the Company for initial offering to the public.

  The "Index" means the Russell 2000 Index, as presently calculated and disseminated by FRC, except as otherwise provided herein. See "Description of the Warrants--The Index".

  The Cash Settlement Value will be rounded, if necessary, to the nearest cent (with one-half cent being rounded upwards).

  Set forth below are illustrations of the Cash Settlement Values for Warrants at exercise based upon various hypothetical percentage changes in the value of the Index. The Index Percentage Change on Valuation Date column indicates the percentage increase or decrease in the value of the Index Spot Price as compared to the Index Strike Price at the time of exercise. The actual Cash Settlement Value of a Warrant will depend entirely on the actual Index Percentage Change on the applicable Valuation Date relating to the Exercise Date. The illustrative Cash Settlement Values in the table do not reflect any "time value" for a Warrant, which may be reflected in trading value, and are not necessarily indicative of potential profit or loss, which are also affected by purchase price and transaction costs.

                                                                  CALL WARRANT
                                                                 CASH SETTLEMENT
              INDEX PERCENTAGE CHANGE ON VALUATION DATE               VALUE
              -----------------------------------------          ---------------
      50% increase..............................................      $7.50
      45% increase..............................................       6.75
      40% increase..............................................       6.00
      35% increase..............................................       5.25
      30% increase..............................................       4.50
      25% increase..............................................       3.75
      20% increase..............................................       3.00
      15% increase..............................................       2.25
      10% increase..............................................       1.50
      5% increase...............................................       0.75
      No change.................................................       0.00
      5% decrease...............................................       0.00
      10% decrease..............................................       0.00
      15% decrease..............................................       0.00
      20% decrease..............................................       0.00
      25% decrease..............................................       0.00
      30% decrease..............................................       0.00
      35% decrease..............................................       0.00
      40% decrease..............................................       0.00
      45% decrease..............................................       0.00
      50% decrease..............................................       0.00

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Upon issuance, all Warrants held will be represented by one registered global Warrant (a "Global Warrant"). The Global Warrant will be deposited with, or on behalf of, The Depository Trust Company, as Securities Depository (the "Securities Depository" or "DTC"), and registered in the name of the Securities Depository or a nominee thereof. Unless and until the Global Warrant is exchanged in whole or in part for Warrants in definitive form in the limited circumstances described below, such Global Warrant may not be transferred except as a whole by the Securities Depository to a nominee of such Securities Depository or by a nominee of such Securities Depository to such Securities Depository or another nominee of such Securities Depository or by such Securities Depository or any such nominee to a successor of such Securities Depository or a nominee of such successor. Morgan Guaranty Trust Company of New York, Brussels office, as operator for the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") will hold interests in the Global Warrant on behalf of their participants through the facilities of DTC.

  The Securities Depository has advised the Company as follows: The Securities Depository is a limited-purpose trust company organized under the Banking Laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Securities Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Securities Depository's participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Securities Depository. Access to the Securities Depository book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Securities Depository only through participants.

  Ownership of beneficial interests in the Warrants will be limited to persons that have accounts with the Securities Depository ("Agent Members") or persons that may hold interests through Agent Members. The Securities Depository has advised the Company that upon the issuance of the Global Warrant representing the Warrants, the Securities Depository will credit, on its book-entry registration and transfer system, the Agent Members' accounts with the respective number of Warrants represented by such Global Warrant. Ownership of beneficial interests in the Global Warrant will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Securities Depository (with respect to interests of Agent Members) and on the records of Agent Members (with respect to interests of persons held through Agent Members). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Warrant.

  So long as the Securities Depository, or its nominee, is the registered owner of the Global Warrant, the Securities Depository or its nominee, as the case may be, will be considered the sole owner or Holder of the Warrants represented by the Global Warrant for all purposes under the Warrant Agreement. Except as provided below, owners of beneficial interests in the Global Warrant will not be entitled to have the Warrants represented by such Global Warrant registered in their names, will not receive or be entitled to receive physical delivery of such Warrants in definitive form and will not be considered the owners or Holders thereof under the Warrant Agreement. Accordingly, each person owning a beneficial interest in the Global Warrant must rely on the procedures of the Securities Depository and, if such person is not an Agent Member, on the procedures of the Agent Member through which such person owns its interest, to exercise any rights of a beneficial owner under the Warrant Agreement. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in the Global Warrant desires to give or take any action which a beneficial owner is entitled to give or take under the Warrant Agreement, the Securities Depository would authorize the Agent Members holding the relevant beneficial interests to give or take such action, and such Agent Members would authorize beneficial owners owning through such Agent Members to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

  The Cash Settlement Value payable upon exercise of Warrants registered in the name of the Securities Depository or its nominee will be paid by the Warrant Agent to the Agent Members or, in the case of automatic exercise, to the Securities Depository. None of the Company, the Warrant Agent or any other agent of the Company or agent of the Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Warrant Agent, upon the receipt of any payment of the Cash Settlement Value in respect of any portion of the Global Warrant, will pay the relevant Agent Member in an amount proportionate to its beneficial interest in such Global Warrant being exercised and that such Agent Member will credit the accounts of the beneficial owners of such Warrants. The Company expects that the Securities Depository, in the case of automatic exercise, upon receipt of any payment of the Cash Settlement Value in respect of all or any portion of the Global

Warrant, will credit the accounts of the Agent Members with payment in amounts proportionate to their respective beneficial interests in the portion of such Global Warrant so exercised, as shown on the records of the Securities Depository. The Company also expects that payments by Agent Members to owners of beneficial interests in the Global Warrant will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Agent Members. It is suggested that purchasers of Warrants with accounts at more than one brokerage firm effect transactions in the Warrants, including exercises, only through the brokerage firm or firms which hold that purchaser's Warrants.

  If the Securities Depository is at any time unwilling or unable to continue as depository and a successor Securities Depository is not appointed by the Company within 90 days or if the Company is subject to certain events in bankruptcy, insolvency or reorganization, the Company will issue Warrants in definitive form in exchange for the Global Warrant. In addition, the Company may at any time determine not to have the Warrants represented by the Global Warrant and, in such event, will issue Warrants in definitive form in exchange for the Global Warrant. In any such instance, an owner of a beneficial interest in the Global Warrant will be entitled to have a number of Warrants equivalent to such beneficial interest registered in its name and will be entitled to physical delivery of such Warrants in definitive form.

  Cedel and Euroclear. Beneficial owners may hold their interests in Warrants through Cedel or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedel and Euroclear will hold omnibus positions on behalf of their participants through the facilities of DTC. All securities in Cedel or Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

  Exercises of Warrants by persons holding through Cedel or Euroclear participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositary; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositary to take action to effect its exercise of the Warrants on its behalf by delivering Warrants through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the Warrants held through Cedel or Euroclear will be credited to the cash accounts of Cedel participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. See "Exercise and Settlement of Warrants" herein.

  Cedel is incorporated under the laws of Luxembourg as a professional depository. Cedel holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Cedel participants through electronic book-entry changes in accounts of Cedel participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Cedel in any of 28 currencies, including U.S. dollars. Cedel provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel interfaces with domestic markets in several countries. As a professional depository, Cedel is subject to regulation by the Luxembourg Monetary Institute. Cedel participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and include an affiliate of the Underwriter. Indirect access to Cedel is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel participant, either directly or indirectly.

  The Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including U.S. dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements of cross-market transfers with DTC described above. The Euroclear System is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator") under contract with Euroclear Clearance System S.C., a Belgium cooperative corporation (the "Cooperative"). Morgan Guaranty Trust Company of New York ("Morgan") is a member bank of the United States Federal Reserve System. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and include an affiliate of the Underwriter. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipt of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

  All information herein on Cedel and Euroclear is derived from Cedel or Euroclear, as the case may be, and reflects the policies of such organizations; such policies are subject to change without notice.

EXERCISE AND SETTLEMENT OF WARRANTS

  The Warrants will be exercisable commencing on the date of the initial delivery of the Warrants, subject to postponement upon the occurrence of an Extraordinary Event or a Market Disruption Event as described under "Extraordinary Events and Market Disruption Events" herein, and will expire on
October   , 1998 (the "Expiration Date"). Warrants not exercised (including by reason of any such postponed exercise) at or before 1:00 p.m., New York City time, on the earlier of (i) the second New York Business Day immediately preceding the Expiration Date and (ii) the Early Expiration Date, will be automatically exercised as described under "Automatic Exercise" below, subject to earlier cancellation as described below under "Extraordinary Events and Market Disruption Events". See "Minimum Exercise Amount" and "Maximum Exercise Amount" below.

  A beneficial owner may exercise the Warrants on any New York Business Day during the period from the date of the initial delivery of the Warrants until 1:00 p.m., New York City time, on the earlier of (i) the second New York Business Day immediately preceding the Expiration Date and (ii) the Early Expiration Date, by causing (x) such Warrants to be transferred free to the Warrant Agent on the records of DTC and (y) a duly completed and executed Exercise Notice to be delivered by an Agent Member on behalf of the beneficial owner to the Warrant Agent. Forms of Exercise Notice may be obtained from the Warrant Agent at the Warrant Agent's Office. The Warrant Agent's telephone number and facsimile transmission number for this purpose are (201) 262-5444 and (201) 262-7521, respectively.

  In the case of Warrants held through the facilities of Cedel or Euroclear, a beneficial owner may exercise such Warrants on any New York Business Day during the period from the date of initial delivery of the Warrants until 1:00 p.m., New York City time, on the earlier of (i) the second New York Business Day immediately preceding the Expiration Date and (ii) the Early Expiration Date by causing (x) such Warrants to be transferred to the Warrant Agent, by giving appropriate instructions to the participant holding such Warrants in either the Cedel or Euroclear system, as the case may be, and (y) a duly completed and executed Exercise Notice to be delivered on behalf of the beneficial owner by Cedel, in the case of Warrants held through Cedel, or such participant, in the case of Warrants held through Euroclear, to the Warrant Agent. Forms of Exercise Notice for Warrants held through the facilities of either Cedel or Euroclear may be obtained from the Warrant Agent at the Warrant Agent's Office or from Cedel or Euroclear.

  Except for Warrants subject to automatic exercise or held through the facilities of Cedel or Euroclear, the "Exercise Date" for a Warrant will be (i) the New York Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 1:00 p.m., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 1:00 p.m., New York City time, on a New York Business Day, then the first New York Business Day following such New York Business Day.

  In the case of Warrants held through the facilities of Cedel or Euroclear, except for Warrants subject to automatic exercise, the "Exercise Date" for a Warrant will be (i) the New York Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 1:00 p.m., New York City time, on such day, provided that the Warrant is received by the Warrant Agent by 1:00 p.m., New York City time, on the Valuation Date, or (ii) if the Warrant Agent receives such Exercise Notice after 1:00 p.m., New York City time, on a New York Business Day, then the first New York Business Day following such New York Business Day, provided that the Warrant is received by 1:00 p.m., New York City time, on the Valuation Date relating to exercises of Warrants on such succeeding New York Business Day. In the event that the Warrant is received after 1:00 p.m., New York City time, on the Valuation Date, then the Exercise Date for such Warrants will be the first New York Business Day following the day on which such Warrants are received. If a beneficial owner of Warrants held through the facilities of Cedel or Euroclear has exercised Warrants by delivering an Exercise Notice in proper form with respect to such Warrants and the Valuation Date is expected not to be a New York Business Day, such beneficial owner should make arrangements so that the Warrants are delivered prior to such Valuation Date in order to ensure that the Exercise Date for such Warrants is not postponed as described above. In the case of Warrants held through the facilities of Cedel or Euroclear, in order to ensure proper exercise on a given New York Business Day, participants in Cedel or Euroclear must submit exercise instructions to Cedel or Euroclear, as the case may be, by 10:00 a.m., Luxembourg time, in the case of Cedel and by 10:00 a.m., Brussels time (by telex), or 11:00 a.m., Brussels time (by EUCLID), in the case of Euroclear. In addition, in the case of book-entry exercises by means of the Euroclear System, (i) participants must also transmit, by facsimile (facsimile number (201) 262-7521), to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 1:00 p.m., New York City time, on the desired Exercise Date and (ii) Euroclear must confirm by telex to the Warrant Agent by 9:00 a.m., New York City time, on the Valuation Date, that the Warrants will be received by the Warrant Agent on such date; provided, that if such telex communication is received after 9:00 a.m., New York City time, on the Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

  To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 1:00 p.m., New York City time, on a given New York Business Day, a beneficial owner may need to give exercise instructions to his broker or other intermediary substantially earlier than 1:00 p.m., New York City time, on such day or even on the prior New York Business Day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, beneficial owners should consult with their brokers and other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics.

  Except in the case of Warrants subject to automatic exercise and for Warrants that upon exercise will entitle the Holder thereof to receive an Alternative Settlement Amount in lieu of the Cash Settlement

Amount, if on any Valuation Date the Cash Settlement Amount for any Warrants would be zero, then the attempted exercise of any such Warrants will be void and of no effect. Such Warrants will be transferred back to the Agent Member that submitted them free on the records of DTC and, in any such case, such beneficial owner will be permitted to re-exercise such Warrants prior to the Expiration Date or the Early Expiration Date, as the case may be.

  The "Valuation Date" for a Warrant will be the applicable Exercise Date, subject to postponement upon the occurrence of an Extraordinary Event or a Market Disruption Event as described below under "Extraordinary Events and Market Disruption Events" or as a result of the exercise of a number of Warrants exceeding the limits on exercise described below under "Maximum Exercise Amount". "Index Calculation Day" means any day on which the NYSE is open for trading and the Index or a Successor Index, if any, is calculated and published. The following is an illustration of the timing of an Exercise Date and the ensuing Valuation Date, assuming (i) that all relevant dates are New York Business Days and Index Calculation Days, (ii) the absence of any intervening Extraordinary Event or Market Disruption Event and (iii) the number of exercised Warrants does not exceed the maximum permissible amount. If the Warrant Agent receives a beneficial owner's Warrants and Exercise Notice in proper form at or prior to 1:00 p.m., New York City time, on Wednesday, October 25, 1995, the Exercise Date for such Warrants will be Wednesday, October 25th and the Valuation Date for such Warrants will be Wednesday, October 25th (except that in the case of Warrants held through the facilities of Cedel or Euroclear, the Warrants must be received by 1:00 p.m., New York City time, on the Valuation Date; if such Warrants are received after such time, then the Exercise Date for such Warrants will be the day on which such Warrants are received or, if such day is not a New York Business Day, the next succeeding New York Business Day, and the Valuation Date for such Warrants will be the first Index Calculation Day following such Exercise Date).

  Following receipt of Warrants and the related Exercise Notice in proper form, the Warrant Agent will, not later than 10:00 a.m., New York City time, on the New York Business Day following the applicable Valuation Date (i) obtain the Index Spot Price from the Calculation Agent (which will be the Closing Index Value on such Valuation Date), (ii) determine the Cash Settlement Value of such Warrants and (iii) advise the Company of the aggregate Cash Settlement Value of the exercised Warrants. The Company will be required to make available to the Warrant Agent, no later than 3:00 p.m., New York City time, on the fourth New York Business Day following the Valuation Date, funds in an amount sufficient to pay such aggregate Cash Settlement Value. If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making funds available to each appropriate Agent Member (including Citibank, N.A. and Morgan as custodians for Cedel and Euroclear, respectively, who, in turn, will disburse payments to Cedel and Euroclear, as the case may be, who will be responsible for disbursing such payments to each of their respective participants, who, in turn, will be responsible for disbursing payments to the beneficial owner it represents), and such participant will be responsible for disbursing such payments to the beneficial owner it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the beneficial owners it represents.

  The "Closing Index Value" for any Valuation Date will equal the closing value in New York of the Index on such date.

  "Calculation Agent" means MLPF&S or, in lieu thereof, another firm selected by the Company to perform the functions of the Calculation Agent in connection with the Warrants. The Calculation Agent is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. However, MLPF&S, in its capacity as Calculation Agent, will have no obligation to take the interests of the Company or the beneficial owners into consideration in the event it determines, composes or calculates the Cash Settlement Value or Alternative Settlement Amount. The Calculation Agent and its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management, which may influence the value of such Underlying Stocks. The Calculation Agent and its affiliates will also be the writers of the hedge of the Company's obligations under the Warrants and will be obligated to pay to the Company upon exercise of the Warrants an amount equal to the value of the Warrants. Accordingly, under certain circumstances, conflicts of interest may arise between the Calculation Agent's responsibilities as Calculation Agent with respect to the Warrants and its obligations under its hedge and its status as a subsidiary of the Company. In addition, because the Calculation Agent is an affiliate of the Company, certain conflicts of interest may arise in connection with the Calculation Agent performing its role as Calculation Agent. The Calculation Agent, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Warrants to restrict the use of information relating to any calculation of the Cash Settlement Value prior to its dissemination.

AUTOMATIC EXERCISE

  All Warrants for which the Warrant Agent has not received a valid Exercise Notice at or prior to 1:00 p.m., New York City time, or for which the Warrant Agent has received a valid Exercise Notice but with respect to which timely delivery of the relevant Warrant has not been made, together with any Warrants the Valuation Date for which has at such time been postponed as described under "Extraordinary Events and Market Disruption Events" below, on (i) the second New York Business Day immediately preceding the Expiration Date, or (ii) the close of business on the New York Business Day on which the Warrants are delisted from, or permanently suspended from trading on, the AMEX and the Warrants are not simultaneously accepted for trading pursuant to the rules of another Self-Regulatory Organization (the "Early Expiration Date") will be deemed automatically exercised on the New York Business Day immediately preceding such Expiration Date or Early Expiration Date, as the case may be (such New York Business Day will be deemed the Exercise Date), and the Cash Settlement Value, if any (determined as provided under "Exercise and Settlement of Warrants"), of such automatically exercised Warrants will be paid and settlement shall otherwise occur as described under "Book-Entry Procedures and Settlement" and "Exercise and Settlement of Warrants". The Company will notify Holders as soon as practicable of such delisting or trading suspension. The Company will agree in the Warrant Agreement that it will not seek delisting of the Warrants or suspension of their trading on the AMEX.

  In the event the Warrants are canceled by the Company because of the continuance of an Extraordinary Event as described under "Extraordinary Events and Market Disruption Events" below, Warrants not previously exercised shall be automatically exercised on the basis that the Valuation Date for such Warrants shall be the Cancellation Date, and the Alternative Settlement Amount of such automatically exercised Warrants will be paid on the fourth New York Business Day following such Valuation Date. Settlement shall otherwise occur as described under "Book-Entry Procedures and Settlement" and "Exercise and Settlement of Warrants".

MINIMUM EXERCISE AMOUNT

  No fewer than 100 Warrants may be exercised by or on behalf of a beneficial owner at any one time, except in the case of automatic exercise or exercise upon cancellation of the Warrants as described under "Extraordinary Events and Market Disruption Events" below. Accordingly, except in the case of automatic exercise of the Warrants or upon cancellation of the Warrants, beneficial owners with fewer than 100 Warrants, as the case may be, will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize proceeds from their investment. Warrants held through one Agent Member (including participants in Cedel or Euroclear) may not be combined with Warrants held through another Agent Member in order to satisfy the minimum exercise requirement.

MAXIMUM EXERCISE AMOUNT

  All exercises of Warrants (other than on automatic exercise) are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued (provided, however, that no more than 10% of the Warrants originally issued shall be exercised for the account of any beneficial owner) may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date. If any New York Business Day would otherwise, under the terms of the Warrant Agreement, be the Exercise Date in respect to more than 20% of the Warrants originally issued, then at the Company's election, 20% of the Warrants originally issued (provided, however, that no more than 10% of the Call Warrants or the Warrants originally issued shall be exercised for the account of any beneficial owner) shall be deemed exercised on such Exercise Date (selected by the Warrant Agent on a pro rata basis, but if, as a result of such pro rata selection, any beneficial owner of Warrants would be deemed to have exercised fewer than 100 Warrants, then the Warrant Agent shall first select an additional amount of such beneficial owner's Warrants so that no beneficial owner shall be deemed to have exercised fewer than 100 Warrants), and the remainder of such warrants (the "Remaining Warrants") shall be deemed exercised on the following New York Business Day (subject to successive applications of this provision); provided that any Remaining Warrants for which an Exercise Notice was delivered on a given Exercise Date shall be deemed exercised before any other Warrants for which an Exercise Notice was delivered on a later Exercise Date. If any beneficial owner attempts to exercise more than 10% of the Warrants originally issued on any New York Business Day, then, at the Company's election, 10% of such Warrants shall be deemed exercised on such New York Business Day and the remainder shall be deemed exercised on the following New York Business Day (subject to successive applications of this provision). As a result of any postponed exercise as described above, such beneficial owners will receive a Cash Settlement Value determined as of a date later than the otherwise applicable Valuation Date. In any such case, as a result of any such postponement, the Cash Settlement Value actually received by such beneficial owners may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

SUCCESSOR INDEX

  If FRC discontinues publication of the Index and FRC or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (any such index being referred to herein as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Warrant Agent and the Company, the Calculation Agent will substitute the Successor Index as calculated by FRC or such other entity for the Index and calculate the Cash Settlement Value upon an exercise as described above. Upon any selection by the Calculation Agent of a Successor Index, the Company shall promptly give notice to the beneficial owners by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), within three New York Business Days of such selection.

  If FRC discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any Valuation Date, the value to be substituted for the Index for any Valuation Date used to calculate the Cash Settlement Value upon exercise will be a value computed by the Calculation Agent on each Valuation Date in accordance with the procedures last used to calculate the Index prior to such discontinuance.

  If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event or Extraordinary Event exists. If the Calculation Agent calculates a value as a substitute for the Index, "Index Calculation Day" shall mean any day on which the Calculation Agent is able to calculate such value.

  If at any time the method of calculating the Index or any Successor Index, as the case may be, or the value thereof, is changed in a material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each Valuation Date, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or any Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate such Closing Index Value with reference to the Index or any Successor Index, as the case may be, as adjusted. Accordingly, if the method of calculating the Index or any Successor Index, as the case may be, is modified so that the value of such Index or such Successor Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), the Calculation Agent shall adjust the Index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

EXTRAORDINARY EVENTS AND MARKET DISRUPTION EVENTS

  Extraordinary Events. The Warrant Agreement will provide that if the Calculation Agent determines that an Extraordinary Event has occurred and is continuing on the Index Business Day with respect to which the Index Spot Price on a Valuation Date is to be determined (the "Applicable Index Business Day"), then the Cash Settlement Value in respect of an exercise shall be calculated on the basis that the Valuation Date shall be the next Index Calculation Day following an Applicable Index Business Day on which there is no Extraordinary Event or Market Disruption Event; provided that if a Valuation Date has not occurred on or prior to the Expiration Date or the Early Expiration Date, the Holders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value which shall be calculated as if the Warrants had been cancelled on the Expiration Date or the Early Expiration Date, as the case may be. The Company shall promptly give notice to the beneficial owners by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Extraordinary Event shall have occurred.

  "Extraordinary Event" means any of the following events:

    (i) a suspension or absence of trading on the NYSE, AMEX or the over-the-counter market of all the Underlying Stocks which then comprise the Index or a Successor Index;

    (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or any other U.S. or non-U.S. governmental authority that would make it unlawful for the Company to perform any of its obligations under the Warrant Agreement or the Warrants; or

    (iii) any outbreak or escalation of hostilities or other national or international calamity or crises (including, without limitation, natural calamities that in the reasonable opinion of the Calculation Agent may materially and adversely affect the economy of the United States or the trading of securities generally on the NYSE, AMEX or the over-the-counter market) that has or will have a material adverse effect on the ability of the Company to perform its obligations under the Warrants or to modify the hedge of its position with respect to the Index or the Underlying Stocks.

  For the purposes of determining whether an Extraordinary Event has occurred:
(1) a limitation on the hours or number of days of trading on an exchange will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of such exchange and (2) an "absence of trading" on an exchange will not include any time when such exchange itself is closed for trading under ordinary circumstances.

  If the Calculation Agent determines that an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Calculation Agent to continue, the Company may immediately cancel all outstanding Warrants by notifying the Warrant Agent of such cancellation (the date such notice is given being the "Cancellation Date"), and each beneficial owner's rights under the Warrants and the Warrant Agreement shall thereupon cease; provided that each Warrant shall be automatically exercised on the basis that the Valuation Date for such Warrant shall be the Cancellation Date and the beneficial owner of each such Warrant will receive, in lieu of the Cash Settlement Value of such Warrant, an amount (the "Alternative Settlement Amount"), determined by the Calculation Agent, which is the greater of (i) the average of the last sale prices, as available, of the Warrants on the AMEX (or any successor securities exchange on which the Warrants are listed) on the 30 trading days preceding the date on which such Extraordinary Event was declared; provided that, if the Warrants were not traded on the AMEX (or such successor securities exchange) on at least 20 of such trading days, no effect will be given to this clause (i) for the purpose of determining the Alternative Settlement Amount, and (ii) the amount "X" calculated using the formula set forth below:

                                          T   A
                              X = I +   [ - X - ]
                                          2   B

where

  I = The Cash Settlement Value of the Warrants determined as described under "Cash Settlement Value" above, but subject to the following modifications:

    (1) if the Cancellation Date for such Warrants is a date on which the Index or a Successor Index is calculated and published, for the purpose of determining such Cash Settlement Value, the Index Spot Price will be determined as of such Cancellation Date except that, if the Index Spot Price as of such day is less than 90% of the Index Spot Price as of the immediately preceding Index Calculation Day, then the Index Spot Price will be deemed to be 90% of the Index Spot Price on such preceding Index Calculation Day; or

    (2) if the Cancellation Date for such Warrants is a date on which the Index or a Successor Index is not calculated or published, for the purpose of determining such Cash Settlement Value, the Index Spot Price will be deemed to be the lesser of (i) the Index Spot Price as of the first Index Calculation Day immediately preceding the Cancellation Date except that, if the Index Spot Price as of such day is less than 90% of the Index Spot Price as of the second Index Calculation Day immediately preceding such Cancellation Date, 90% of the Index Spot Price as of such second Index Calculation Day and (ii) the arithmetic average of four amounts, being (a) the Index Spot Price at each of the three successive Index Calculation Days immediately preceding the Cancellation Date and (b) the Index Spot Price at the next Index Calculation Day, provided that if an Extraordinary Event continues for 30 consecutive days immediately following such Cancellation Date, then the Calculation Agent shall calculate an amount which, in its reasonable opinion, fairly reflects the value of the Underlying Stocks on the Index Calculation Day immediately following such Cancellation Date which, subject to approval by the Company (such approval not to be unreasonably withheld), shall for purposes of calculating the amount under this clause (2)(ii) be treated as the figure arrived at under clause
  (2)(ii)(b) above;

  T = U.S.$          , the initial offering price per Warrant;

  A = the total number of days from but excluding the Cancellation Date for such Warrants to and including the Expiration Date; and

  B = the total number of days from but excluding the date the Warrants were initially sold to and including the Expiration Date.

  For the purposes of determining "I" in the above formula, in the event that the Calculation Agent and the Company are required to have, but have not, after good faith consultation with each other and within five days following the first day upon which such Alternative Settlement Amount may be calculated in accordance with the above formula, agreed upon a figure under clause (2)(ii)(b) which fairly reflects the value of the Underlying Stocks on the Cancellation Date, then the Calculation Agent shall promptly nominate a third party, subject to approval by the Company (such approval not to be unreasonably withheld), to determine such figure and calculate the Alternative Settlement Amount in accordance with the above formula. Such party shall act as an independent expert and not as an agent of the Company or the Calculation Agent, and its calculation and determination of the Alternative Settlement Amount shall, absent manifest error, be final and binding on the Company, the Warrant Agent, the Calculation Agent and the Holders. Any such calculations will be made available to Holders for inspection at the Warrant Agent's Office. Neither the Company nor such third party shall have any responsibility for good faith errors or omissions in calculating the Alternative Settlement Amount. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Extraordinary Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the Warrants, Merrill Lynch & Co., Inc.

  Market Disruption Events. If the Calculation Agent determines that on a Valuation Date a Market Disruption Event has occurred and is continuing, the Valuation Date shall be postponed to the first succeeding Index Calculation Day on which no Market Disruption Event occurs; provided that, if the Valuation Date has not occurred on or prior to the fifth Index Business Day following an Exercise Date because of Market Disruption Events, the Calculation Agent shall, on such fifth Index Business Day, calculate an amount which, in its reasonable opinion, fairly reflects the value of the Underlying Stocks on such day in order to determine the Cash Settlement Value.

  "Market Disruption Event" means with respect to any Index Business Day the occurrence or existence during the one-half hour period that ends at the determination of the Closing Index Value for such Index Business Day of:

    (i) a suspension, material limitation or absence of trading on the NYSE, AMEX or the over-the-counter market of 20% or more of the Underlying Stocks which then comprise the Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange; or

    (ii) the suspension or material limitation on the Chicago Board Options Exchange (the "CBOE"), Chicago Mercantile Exchange (the "CME") or any other major futures or securities market of trading in futures or options contracts related to the Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange.

  For the purposes of determining whether a Market Disruption Event has occurred: (i) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (ii) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (iii) a suspension in trading in a futures or options contract on the Index by a major securities market by reason of (a) a price change violating limits set by such securities market,
(b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Index, (iv) an absence of trading on an exchange will not include any time when such exchange is closed for trading under ordinary circumstances, and (v) the occurrence of an Extraordinary Event described in Clause (i) of Extraordinary Event will not constitute, and will supersede the occurrence of, a Market Disruption Event. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the Warrants, Merrill Lynch & Co., Inc.

LISTING OF THE WARRANTS

  Prior to issuance, the Warrants will have been approved for listing on the AMEX, subject to official notice of issuance. The AMEX will expect to cease trading the Warrants on such Exchange as of the close of business on the Expiration Date.

MODIFICATION

  The Warrant Agreement and the terms of the Warrants may be amended by the Company and the Warrant Agent without the consent of the beneficial owners of any Warrants for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not materially and adversely affect the interests of the beneficial owners of the Warrants.

  The Company and the Warrant Agent also may modify or amend the Warrant Agreement and the terms of the Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding Warrants affected, provided that no such modification or amendment that changes the Index Strike Price so as to adversely affect the beneficial owner, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the percentage of the number of outstanding Warrants, the consent of whose beneficial owners is required for modification or amendment of such Warrant Agreement or the terms of such Warrants may be made without the consent of the beneficial owners of Warrants affected thereby.

MERGER AND CONSOLIDATION

  The Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume payment of the Cash Settlement Value or Alternative Settlement Amount with respect to all unexercised Warrants, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Warrant Agreement and of the Warrants to be performed by the Company.

                                   THE INDEX

  Unless otherwise stated, all information herein on the Index is derived from FRC or other publicly available sources. Such information reflects the policies of FRC as stated in such sources and such policies are subject to change by FRC. FRC is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time.

  The Index is an index calculated, published and disseminated by FRC, and measures the composite price performance of stocks of 2000 companies domiciled in the U.S. and its territories. All 2000 stocks are traded on either the NYSE, AMEX or the over-the-counter market and form a part of the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market. As of May 31, 1995, the average market capitalization of companies included in the Russell 3000 Index was $1.74 billion.

  The Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents approximately 11% of the total market capitalization of the Russell 3000 Index. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As of May 31, 1995, the average market capitalization of companies included in the Index was $288 million.

  Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index, and subsequently the Index. Stocks traded on the different exchanges in the U.S. but domiciled in other countries are excluded. Preferred stock, convertible preferred stock, participating preferred stock, paired shares, warrants and rights are also excluded. Trust receipts, Royalty Trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds, and limited partnerships that are traded on any of the exchanges, are also ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts are eligible for inclusion, however. Generally, only one class of securities of a company is allowed in the Russell 3000 Index, although exceptions to this general rule have been made where FRC has determined that each class of securities acts independent of the other.

  The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization which is defined as the price of the shares times the total number of shares outstanding. Based on closing values on May 31st of each year, FRC reconstitutes the composition of the Russell 3000 Index based on the then existing market capitalization of the companies eligible for inclusion. As of June 30th of each year, the Index is adjusted to reflect the reconstitution for that year. Publication of the Index began on January 1, 1987.

  As a capitalization-weighted index, Russell 2000 reflects changes in the capitalization (market value) of the component stocks relative to the capitalization on a base date. The current Index value is calculated by adding the market values of the Index's component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 2000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Index on the base date of December 31, 1986. To calculate the Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index's value, the divisor is adjusted periodically to reflect such events as changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

  All disclosure contained in this Prospectus Supplement regarding the Index, or its publisher, is derived from publicly available information. All copyrights and other intellectual property rights relating to the Index are owned by FRC. FRC has no relationship with the Company or the Warrants; it does not sponsor, endorse, authorize, sell or promote the Warrants, and has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

  Below is a breakdown of the component stocks of the Index by industry group as of September 30, 1995:

                                                            PERCENTAGE OF INDEX
INDUSTRY                               NUMBER OF COMPANIES MARKET CAPITALIZATION
--------                               ------------------- ---------------------
Technology............................          240                 13.0%
Health Care...........................          205                 10.6%
Consumer Discretionary and Services...          378                 16.4%
Consumer Staples......................           60                  3.0%
Integrated Oils.......................           10                  0.5%
Other Energy..........................           70                  3.5%
Materials and Processing..............          214                 10.1%
Producer Durables.....................          150                  7.9%
Auto and Transportation...............           89                  4.1%
Financial Services, including REITS...          433                 23.5%
Utilities.............................          101                  5.9%
Other.................................           25                  1.5%
                                              -----                -----
                                              1,975                100.0%

Source: FRC.

Note: The Index included fewer than 2000 stocks (1,975) as of September 30,
    1995 due to company attrition (e.g., mergers, bankruptcies, etc.).

As of September 30, 1995, the ten largest holdings in the Index represented 2.1% of the aggregate market capitalization of the Index. Thirty-three of the 1,975 stocks in the Index were also components of the S&P 500 Index. These 33 stocks represented 3.1% of the Index market capitalization. The dividend yield on the Index was 1.48%.

HISTORICAL DATA ON THE INDEX

  The following table sets forth the closing level of the Index at the end of each quarter, in the period from March 1979 through September 1995. All historical data presented in the following table relating to periods prior to January 1, 1987 (the date FRC commenced publication of the Index) are presented as if the Index had existed during such periods and such closing levels have been calculated hypothetically on the same basis that the Index is calculated. All historical data presented in the following table relating to periods after January 1, 1987 are based on actual data from the Index. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Warrants may be. Any historical upward or downward trend in the closing level of the Index during any period set forth below is not any indication that the Index is more or less likely to decline at any time during the term of the Warrants.

                                                                    QUARTER-END
                                                                   CLOSING LEVEL
                                                                   -------------
 1979: March.....................................................      46.94
       June......................................................      49.62
       September.................................................      54.68
       December..................................................      55.91
 1980: March.....................................................      48.27
       June......................................................      57.47
       September.................................................      69.94
       December..................................................      74.80
 1981: March.....................................................      80.25
       June......................................................      82.56
       September.................................................      67.55
       December..................................................      73.67

                                                                    QUARTER-END
                                                                   CLOSING LEVEL
                                                                   -------------
 1982: March.....................................................      66.21
       June......................................................      64.67
       September.................................................      70.84
       December..................................................      88.90
 1983: March.....................................................     103.77
       June......................................................     124.17
       September.................................................     117.43
       December..................................................     112.27
 1984: March.....................................................     104.10
       June......................................................     100.30
       September.................................................     105.17
       December..................................................     101.49
 1985: March.....................................................     114.92
       June......................................................     118.38
       September.................................................     112.65
       December..................................................     129.87
 1986: March.....................................................     147.63
       June......................................................     154.23
       September.................................................     134.73
       December..................................................     135.00
 1987: March.....................................................     166.79
       June......................................................     164.75
       September.................................................     170.81
       December..................................................     120.42
 1988: March.....................................................     142.15
       June......................................................     151.30
       September.................................................     149.09
       December..................................................     147.36
 1989: March.....................................................     157.90
       June......................................................     167.43
       September.................................................     178.21
       December..................................................     168.31
 1990: March.....................................................     163.64
       June......................................................     169.12
       September.................................................     126.74
       December..................................................     132.20
 1991: March.....................................................     171.01
       June......................................................     167.61
       September.................................................     180.16
       December..................................................     189.94

                                                                    QUARTER-END
                                                                   CLOSING LEVEL
                                                                   -------------
 1992: March.....................................................     203.69
       June......................................................     188.64
       September.................................................     192.92
       December..................................................     221.01
 1993: March.....................................................     229.21
       June......................................................     233.35
       September.................................................     252.95
       December..................................................     258.59
 1994: March.....................................................     251.06
       June......................................................     240.29
       September.................................................     256.12
       December..................................................     250.36
 1995: March.....................................................     260.77
       June......................................................     283.63
       September.................................................     310.38

The closing value of the Index on October 11, 1995 was 297.91.

  The following graph sets forth the historical performance of the Index at the end of each quarter from March 1979 through September 1995. PAST MOVEMENTS OF THE INDEX ARE NOT NECESSARILY INDICATIVE OF THE FUTURE INDEX VALUES.

[The graph sets forth the historical quarter-end closing level values of the Index from March 1979 through September 1995, with the vertical axis specifying the quarter-end closing level in a range from 0 to 320 in increments of 10 and the horizontal axis specifying the time period in increments of four months from March 1979 to September 1995.]


Source: Prepared by the Company from data obtained from FRC.

  The Index is a trademark of FRC and has been licensed for use by the Company. The Warrants are not sponsored, endorsed, sold or promoted by FRC and FRC makes no representation regarding the advisability of investing in the Warrants.

  The Warrants are not sponsored, endorsed, sold or promoted by FRC. FRC makes no representation or warranty, express or implied, to the owners of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants particularly or the ability of the Index to track general stock market performance or a segment of the same. FRC's publication of the Index in no way suggests or implies an opinion by FRC as to the advisability of investment in any or all of the securities upon which the Index is based. FRC's only relationship to the Company is the licensing of certain trademarks, and trade names of FRC and of the Index which is determined, composed and calculated by FRC without regard to the Company or the Warrants. FRC is not responsible for and has not reviewed the Warrants or any associated literature or publications and FRC makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FRC reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. FRC has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

  FRC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND FRC SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, INVESTORS, OWNERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. FRC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRC HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                            CONCERNING THE WARRANTS

  Set forth in full below is the opinion of Brown & Wood, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of a Warrant. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The following discussion of certain United States Federal income tax consequences to beneficial owners of the Warrants applies only to a person who holds a Warrant as a capital asset and does not purport to address the United States Federal income tax consequences to special classes of investors, including persons who are securities, currencies or options dealers, or persons who may hold the Warrants as part of an integrated transaction (e.g., as part of a hedge or straddle for tax purposes). Prospective purchasers of Warrants are urged to consult their own tax advisors as to the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Warrants arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Warrant that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Warrant is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Warrant that is not a U.S. Holder.

U.S. HOLDERS

  Although there is no authority directly dealing with instruments such as the Warrants, pursuant to Revenue Ruling 94-63, each Warrant should be treated as a "non-equity" option for purposes of Section 1256 of the Internal Revenue Code of 1986, as amended (the "Code"), which must be "marked-to-market". Accordingly, a U.S. Holder of a Warrant should be required to treat such Warrant as if sold for its fair market value on the last business day of each of the U.S. Holder's taxable years (assuming that the U.S. Holder has not previously disposed of the Warrant) and should be required to recognize taxable gain or loss for each such taxable year in an amount equal to the difference between the fair market value of the Warrant on the last business day of each such taxable year and such U.S. Holder's adjusted tax basis in the Warrant. Thus, a U.S. Holder of a Warrant may incur United States Federal income tax liability on an annual basis in respect of any increase in the value of a Warrant without a corresponding receipt of cash. In addition, a U.S. Holder should be required to recognize taxable gain or loss upon the sale, exchange, exercise or expiration of the Warrant in an amount equal to the difference between the amount realized upon such sale, exchange, exercise or expiration and the U.S. Holder's adjusted tax basis in such Warrant. In general, for purposes of applying the preceding rules, a U.S. Holder's adjusted tax basis in a Warrant would effectively equal such U.S. Holder's initial investment in the Warrant, increased or decreased by any net gain or loss recognized by the U.S. Holder in respect of the Warrant in prior taxable years. Any gain or loss recognized by a U.S. Holder in accordance with the preceding rules would generally be treated as 60 percent long-term capital gain or loss and 40 percent short-term capital gain or loss.

NON-U.S. HOLDERS

  In general, gains realized on the sale, exchange or exercise of a Warrant by a non-U.S. Holder will not be subject to United States Federal income or withholding tax in respect of such amounts, assuming the income is not effectively connected with a United States trade or business of the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its own tax advisor in this regard.

  Under current law, the fair market value of a Warrant may be includible in the estate of an individual non-U.S. Holder for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual non-U.S. Holders should consult their own tax advisors concerning the United States Federal estate tax consequences, if any, of investing in the Warrants.

BACKUP WITHHOLDING

  A beneficial owner of a Warrant will be subject to backup withholding at the rate of 31 percent with respect to the gross proceeds upon a sale or exercise of a Warrant if such beneficial owner fails to supply an accurate taxpayer identification number (or fails to comply with certain other requirements) and does not establish, when required, that it is an exempt recipient or a non-U.S. Holder. Any amount withheld under the backup withholding rules would be allowed as a refund or a credit against the beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                                USE OF PROCEEDS

  A substantial portion of the proceeds from the sale of the Warrants may be used to hedge market risks with respect to the payment at expiration of the Warrants. The Company does not intend to confine its hedging activities to any particular domestic or foreign exchanges.

                                  UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase from the Company all of the Warrants offered hereby. The Underwriting Agreement and Terms Agreement provide that the Underwriter will purchase all the Warrants if any are purchased.

  The Underwriter has advised the Company that it proposes initially to offer all or part of the Warrants directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at
such prices less a concession not in excess of $     . After the initial public
offering, the public offering prices and concession may be changed.

  An affiliate of the Underwriter will receive a fee from the Company for assisting the Company in arranging hedging of the Company's risks with respect to the Warrants.

  The underwriting of the Warrants will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

                            VALIDITY OF THE WARRANTS

  The validity of the Warrants will be passed upon for the Company and for the Underwriter by Brown & Wood, New York, New York.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
Prospectus Supplement Summary.............................................  S-3
Certain Important Information Concerning the Warrants.....................  S-9
Risk Factors..............................................................  S-9
Recent Developments....................................................... S-14
Description of the Warrants............................................... S-17
The Index................................................................. S-31
Certain United States Federal Income Tax Considerations Concerning the
 Warrants................................................................. S-36
Use of Proceeds........................................................... S-37
Underwriting.............................................................. S-37
Validity of the Warrants.................................................. S-37

                                  PROSPECTUS

Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Merrill Lynch & Co., Inc..................................................    3
Use of Proceeds...........................................................    3
Summary Financial Information.............................................    4
Description of Debt Securities............................................    8
Description of Debt Warrants..............................................   12
Description of Currency Warrants..........................................   13
Description of Index Warrants.............................................   14
Plan of Distribution......................................................   19
Experts...................................................................   20

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    [LOGO]

                           MERRILL LYNCH & CO., INC.

                  2,000,000 RUSSELL 2000 INDEX CALL WARRANTS

                           EXPIRING OCTOBER   , 1998

                            -----------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------

                              MERRILL LYNCH & CO.

                               OCTOBER   , 1995

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------